UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2007

GLOBALSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

461 South Milpitas Blvd. Milpitas, California		95035
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 933-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into Material Definitive Agreement.

On March 27, 2007, Globalstar, Inc. (“Globalstar” or the “Company) and Alcatel Alenia Space France (“Alcatel”) entered into an agreement dated as of March 22, 2007 for the construction of the Satellite Operations Control Centers, Telemetry Command Units and In Orbit Test Equipment (collectively, the “Control Network Facility”) for the Company’s second-generation satellite constellation.  This agreement complements the second-generation satellite construction contract between Globalstar and Alcatel for the construction of 48 low-earth orbit satellites (disclosed in a Current Report on Form 8-K filed by Globalstar on December 6, 2006), and allows Alcatel to coordinate all aspects of the second-generation satellite constellation project, including the transition of first-generation software and hardware to equipment for the second generation.

The total contract price for the construction and associated services is €9 million (approximately $11.96 million at a conversion rate of  €1 = $1.3288 on March 27, 2007)  consisting of €4 million for the Satellite Operations Control Centers, €3 million for the Telemetry Command Units and €2 million for the In Orbit Test Equipment, with payments to be made on a quarterly basis through completion of the Control Network Facility in late 2009.

Globalstar has the option to terminate the contract if excusable delays affecting Alcatel’s ability to perform the contract total six consecutive months or at its convenience.  If Globalstar terminates the contract, it must pay Alcatel the lesser of its unpaid costs for work performed by Alcatel and its subcontractors or payments for the next two quarters following termination.  If Alcatel has not completed the Control Network Facility acceptance review within sixty days of the due date, Globalstar will be entitled to certain liquidated damages. Failure to complete the Control Network Facility acceptance review on or before six months after the due date results in a default by Alcatel, entitling Globalstar to a refund of all payments, except for liquidated damage amounts previously paid or with respect to items where final delivery has occurred.  The Control Network Facility, when accepted, will be covered by a limited one-year warranty.

The contract contains customary arbitration and indemnification provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Fuad Ahmad
Fuad Ahmad
Vice President and
Chief Financial Officer

Date:  April 2, 2007